Prospectus Supplement dated as of April 9, 2003                                                                                       Rule 424(b)(3)

To Prospectus dated November 16, 2001                                                                                                    File No. 333-67412

$5,442,079,000

Verizon Global Funding Corp.

Zero Coupon Convertible Notes due 2021

Supported as to Payment of Principal and Interest by and

Convertible into the Common Stock of

Verizon Communications Inc.

This Prospectus Supplement dated as of April 9, 2003 supplements and amends the Prospectus dated November 16, 2001 as follows and should be read in connection with the Prospectus:

The section entitled, “Selling Securityholders,” beginning on page 30 of the Prospectus is supplemented and amended to include the following additional selling securityholders who have provided us with notice and the requisite information as of April 8, 2003. To the extent that a selling securityholder listed below is already named in the Prospectus or any previous Prospectus Supplement, the information set forth below replaces that information.

	Aggregate Principal Amount at Maturity of Notes that May Be Sold ($)	Percentage of Notes Outstanding	Shares of Verizon Communications Common Stock that May Be Sold (1)	Percentage of Verizon Communications Common Stock Outstanding (2)
Credit Suisse First Boston	24,880,000	*	197,343	*
Merrill Lynch, Pierce, Fenner & Smith Incorporated	9,710,000	*	77,017	*
PMI	2,100,000	*	16,656	*
UBS AG London	16,590,000	*	131,588	*

*	Less than one percent (1%).
(1)	Assumes conversion of all of the notes at a conversion rate of 7.9318 shares of the common stock of Verizon Communications per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes and Support Obligations— Conversion Rights” in the Prospectus. As a result, the number of shares of the common stock of Verizon Communications issuable upon conversion of the notes may increase or decrease in the future.
(2)	Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, using 2,745,782,839 shares of common stock of Verizon Communications outstanding as of January 31, 2003. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of the common stock of Verizon Communications issuable upon conversion of all of the selling securityholder’s notes, but we did not assume conversion of any other selling securityholder’s notes.